UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 28, 2015

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)

(973) 520-2700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

b.

Thomas F. Bongiorno, Vice President, Corporate Controller and Chief Accounting Officer of Quest Diagnostics Incorporated (the "Company"), and the Company’s principal accounting officer, will cease to serve as Corporate Controller, Chief Accounting Officer and the Company’s principal accounting officer on August 17, 2015.

c.

On August 17, 2015, Robert A. Klug will commence service as Vice President, Controller and Chief Accounting Officer and the Company’s principal accounting officer.

Mr. Klug, age 47, has served as Assistant Corporate Controller of the Company since joining the Company in June 2013. Mr. Klug was the chief accounting officer of Global Crossing Ltd. from 2006 to 2013. Previously, he served in a variety of senior finance roles at Global Crossing and prior to that he was employed by PricewaterhouseCoopers.

In connection with Mr. Klug’s appointment, the Company will adjust his compensation arrangements, including increasing his base salary, bonus target percentage and the value of his annual equity award. As adjusted, Mr. Klug’s total direct compensation will, based on survey data, be in line with the median total direct compensation of corporate controllers at similarly sized U.S. companies.

In addition, in connection with Mr. Klug’s appointment, the Compensation Committee of the Company’s Board of Directors may grant to Mr. Klug an equity award. Information regarding any equity award that may be granted to Mr. Klug in connection with his appointment is not available at this time. The Company will amend this Current Report on Form 8-K to report any equity award granted to Mr. Klug in connection with his appointment.

Mr. Klug will not be an executive officer of the Company. Mr. Klug is not party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Klug and any director or executive officer of the Company. There are no arrangements or understandings between Mr. Klug and any person, including any officer or director of the Company, pursuant to which Mr. Klug was selected to serve as Controller and Chief Accounting Officer.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

August 3, 2015

QUEST DIAGNOSTICS INCORPORATED

By:    /s/ William J. O'Shaughnessy, Jr.
William J. O'Shaughnessy, Jr.
Secretary

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